SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                     Date of Report:  November 26, 1997



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD     20878
     (Address of principal executive offices)            (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated November 25, 1997:

                 MEDIMMUNE AND BIOTRANSPLANT ANNOUNCE PLANS
                       TO TEST NEW DRUG FOR PSORIASIS
   - MedImmune Submits IND to Begin First Clinical Trial With MEDI-507 for
                            Autoimmune Disease  -

Gaithersburg, MD, and Charlestown, MA, November 25, 1997 -- MedImmune, Inc. (Nasdaq:MEDI) and BioTransplant, Incorporated (Nasdaq:BTRN) today announced MedImmune has submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) requesting clearance to begin a Phase 1 clinical trial evaluating the safety of escalating doses of MEDI-507 in patients with psoriasis. Psoriasis, a common skin condition which causes considerable discomfort and emotional distress, is believed to be a T cell mediated autoimmune disease. The Companies believe that MEDI-507's unique ability to modulate specific T cells may make it an ideal candidate for treating certain autoimmune disorders, including psoriasis. MEDI-507 and its predecessor, BTI-322, have been evaluated in humans for several indications including prevention and treatment of organ transplant rejection and treatment of graft-versus-host disease (GvHD).

"We are currently exploring several applications for MEDI-507," commented David M. Mott, President and Chief Operating Officer of MedImmune. "The study proposed today will provide us with an initial indication of MEDI-507's potential for treating psoriasis and other autoimmune diseases, which if successful, could greatly expand the market for the product, beyond transplantation."

Psoriasis is a common chronic, recurrent disease characterized by dry, scaling, red lesions on the skin. Approximately 6 million Americans have psoriasis, with between 150,000 and 260,000 new cases reported each year. Approximately 10 percent of people who have psoriasis may also develop a mild arthritis in the hands and feet which can become disabling. There is no cure for psoriasis and the treatments are often inconvenient, difficult to use or cause side effects. Annual outpatient costs for psoriasis management range from approximately $1 billion to $3 billion.

"Psoriasis is a large medical problem," commented Franklin H. Top, Jr., M.D., Executive Vice President and Medical Director of MedImmune. "We are hopeful that in psoriasis patients, MEDI-507 may be effective in regulating the T cells which appear to be important in the mechanism of the disease."

The study proposed is a Phase 1 open-label, dose-escalating trial to evaluate the safety and disease response of MEDI-507 when administered to patients with psoriasis. The study will be conducted at 3 clinical centers and will begin following FDA clearance of the IND. The Company expects to evaluate MEDI-507 in other autoimmune settings based on the results of the current study.

MEDI-507 is a humanized monoclonal antibody which binds specifically to the CD2 surface antigen receptor found on T cells and natural killer (NK) cells. MEDI-507 was engineered from BTI-322, a murine antibody, in order to reduce potential immunogenicity and allow for long term administration. Laboratory studies have suggested that MEDI-507 and BTI-322 primarily inhibit the response of specific activated T cells while subsequently allowing other immune cells to respond normally. BTI-322, previously known as LO-CD2a, was discovered by Drs. Herve Bazin and Dominique Latinne at the Catholic University of Louvain in Belgium.

A Phase 1 kidney transplant study with MEDI-507 is in progress and initial results suggest MEDI-507 is generally well tolerated. In addition, BTI-322 has been evaluated in several Phase 1 and Phase 1/2 clinical trials in the United States and Europe involving approximately 100 patients to prevent and treat organ graft rejection and for treatment of GvHD.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets two products through its hospital-based sales force and has five new product candidates in clinical trials. In October 1995, MedImmune and BioTransplant established a strategic alliance for development of BTI-322, MEDI-500 (T10B9) and any future generations of these products (such as MEDI-507) for use in organ transplantation and other indications. MedImmune is located in Gaithersburg, MD.

BioTransplant, Incorporated is developing proprietary anti-rejection pharmaceuticals and organ transplantation systems, which represent a comprehensive approach to inducing long-term functional transplantation tolerance in humans. The Company's product candidates, which utilize BioTransplant's ImmunoCognance technology, are intended to reduce or eliminate the need for lifelong immunosuppressive therapy, increase the supply of transplantable organs and reduce the cost of treating end-stage organ disease.

This announcement may contain, in addition to historical information, certain forward-looking statements, including statements about the potential therapeutic benefits of BTI-322 and MEDI-507, that involve risks and uncertainties. Such statements reflect current views of the management of both Companies and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in both Companies' filings with the U.S. Securities and Exchange Commission. Commercialization of MEDI-507 and BTI-322 will require prior approval from regulatory authorities, including the Food and Drug Administration in the U.S. There can be no assurance that such approvals will be obtained.











                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            November 26, 1997